As filed with the Securities and Exchange Commission on July 7, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

DESIGN WITHIN REACH, INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-3314374
(State of incorporation)	(I.R.S. Employer Identification No.)

225 Bush Street, 20th Floor

San Francisco, CA 94104

(415) 676-6500

(Address of principal executive offices, including zip code, and telephone number)

Design Within Reach, Inc. 1999 Stock Plan

Design Within Reach, Inc. 2004 Equity Incentive Award Plan

Design Within Reach, Inc. Employee Stock Purchase Plan

(Full title of the plans)

Wayne Badovinus

President and Chief Executive Officer

Design Within Reach, Inc.

225 Bush Street, 20th Floor

San Francisco, CA 94104

(415) 676-6500

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

David A. Hahn, Esq.

Latham & Watkins LLP

600 W. Broadway, Suite 1800

San Diego, CA 92101

(619) 236-1234

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.001 par value	900,000 (2)	$15.70 (3)	$14,130,000	$1,790,27
Common Stock $0.001 par value	2,215,193 (4)	$1.93 (5)	$4,275,322	$541.68
Common Stock $0.001 par value	500,000 (6)	$15.70 (3)	$7,850,000	$994.60
Total	3,615,193	—	$26,255,322	$3,326.55

(1)	Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), that become issuable under any of the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Represents 500,000 shares of Common Stock initially available for future grants under the Design Within Reach, Inc. 2004 Equity Incentive Award Plan (the “2004 Plan”), and up to an additional 400,000 shares that may become issuable under the 2004 Plan pursuant to its terms.

(3)	This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is $15.70, based on the average of the high ($16.20) and low ($15.20) prices of the Registrant’s Common Stock as reported on the Nasdaq National Market on July 2, 2004.

(4)	Represents 2,215,193 shares of Common Stock subject to outstanding options under the Design Within Reach, Inc. 1999 Stock Plan (the “1999 Plan”) as of the date of this Registration Statement.

(5)	This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee. For the 2,215,193 shares of Common Stock reserved for issuance upon the exercise of outstanding awards granted under the 1999 Plan, the Proposed Maximum Offering Price Per Share is $1.93 per share, which is the weighted average exercise price of the options granted under the 1999 Plan.

(6)	Represents 300,000 shares of Common Stock initially available for future grants under the Design Within Reach, Inc. Employee Stock Purchase Plan (the “ESPP”) and up to an additional 200,000 shares that may become issuable under the ESPP pursuant to its terms.

PART I

INFORMATION REQUIRED IN THE SECTION 10 (a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “SEC”) by Design Within Reach, Inc. (the “Company”), are incorporated by reference in this Registration Statement:

(a)	the Prospectus filed by the Company pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Registration Statement on Form S-1, as amended (File No. 333-113903), on June 30, 2004, which contains audited financial statements of the Company for the latest fiscal year for which such statements have been filed; and

(b)	the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on June 21, 2004, including any subsequent amendment or report filed for the purpose of amending such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. As permitted by the Delaware General Corporation Law, the Company has adopted provisions in its amended and restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of the Company’s directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to the Company or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the Company or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. The Company’s amended and restated certificate of incorporation also authorizes the Company to indemnify its officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, the Company’s amended and restated bylaws provide that:

•	the Company may indemnify its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	the Company may advance expenses to its directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

•	the rights provided in the Company’s bylaws are not exclusive.

The Company’s amended and restated certificate of incorporation and its amended and restated bylaws provide for the indemnification provisions described above. In addition, the Company has entered into separate indemnification agreements with its directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements may require the Company, among other things, to indemnify its officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also may require the Company to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following is a list of exhibits filed as part of this Registration Statement, which are incorporated herein:

Exhibit Number		Document

4.1	*	Design Within Reach, Inc. 2004 Equity Incentive Award Plan

4.2	*	Design Within Reach, Inc. 1999 Stock Plan

4.3	**	Design Within Reach, Inc. Employee Stock Purchase Plan

5.1	**	Opinion of Latham & Watkins LLP

23.1	**	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm

23.2	**	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

24.1	**	Power of Attorney (included in the signature page of this Registration Statement)

*	Incorporated by reference to the Company’s Registration Statement on Form S-1, as amended (File No. 333-113903).

**	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 7th day of July, 2004.

DESIGN WITHIN REACH, INC.

By:	/s/ Wayne Badovinus
Wayne Badovinus
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each such person whose signature appears below constitutes and appoints, jointly and severally, Wayne Badovinus and David Barnard his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Wayne Badovinus Wayne Badovinus	President, Chief Executive Officer and Director (Principal Executive Officer)	July 7, 2004

/s/ David Barnard David Barnard	Chief Financial Officer (Principal Financing and Accounting Officer)	July 7, 2004

/s/ Robert Forbes Robert Forbes	Director	July 7, 2004

/s/ Hilary Billings Hilary Billings	Director	July 7, 2004

Edward Friedrichs	Director

/s/ John Hansen John Hansen	Director	July 7, 2004

Terry Lee	Director

/s/ William McDonagh William McDonagh	Director	July 7, 2004

Lawrence Wilkinson	Director

INDEX TO EXHIBITS

Exhibit Number	Document

4.1*	Design Within Reach, Inc. 1999 Stock Plan

4.2*	Design Within Reach, Inc. 2004 Equity Incentive Award Plan

4.3**	Design Within Reach, Inc. Employee Stock Purchase Plan

5.1**	Opinion of Latham & Watkins LLP

23.1**	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm

23.2**	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

24.1**	Power of Attorney (included in the signature page of this Registration Statement)

*	Incorporated by reference to the Company’s Registration Statement on Form S-1, as amended (File No. 333-113903).

**	Filed herewith.